CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Standard Motor Products, Inc.

We have issued our reports dated March 11, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Standard Motor Products, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Standard Motor Products, Inc. and subsidiaries on Form S-3 (File No. 333- 161101, effective October 5, 2009), and Forms S-8 (File No. 333-134239, effective May 18, 2006, and File No. 333-125600, effective June 7, 2005).

/s/ GRANT THORNTON LLP

New York, New York
March 11, 2010